Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Emma Kirby
+1-414-544-1489
emma.kirby@manpowergroup.com

ManpowerGroup President and Chief Operating Officer Darryl Green to Retire

MILWAUKEE, August 6, 2018 -- (NYSE: MAN) ManpowerGroup today announced that Darryl Green has decided to retire as President and Chief Operating Officer (COO), effective August 31, 2018, due to family health issues. Green, 58, has been with ManpowerGroup since 2007 and has been a member of the Executive Leadership Team for the past eleven years. Prior to his appointment as Chief Operating Officer in 2014, Green was President, APME and Northern Europe.

“Darryl is an exceptional leader in many ways. He has always delivered strong business results in all the roles he has held and leaves us with a legacy of improved commercial processes, operational excellence and the focus on continuous improvement.” Said Jonas Prising, ManpowerGroup Chairman & CEO. “We have benefitted from his outstanding business acumen and experience and the foundations he has helped create for our accelerated performance and progress. I want to thank him for his many contributions in making the company stronger and even better prepared for continued success.”

The company does not intend to appoint a successor COO. Chairman and CEO Jonas Prising will assume the responsibilities of this role.

About ManpowerGroup
ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands - Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions - creates substantially more value for candidates and clients across 80 countries and territories and has done so for 70 years. In 2018, ManpowerGroup was named one of the World's Most Ethical Companies for the ninth year and one of Fortune's Most Admired Companies for the sixteenth year, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup is powering the future of work: www.manpowergroup.com

Forward-Looking Statements
This news release contains statements, including with respect to our intentions not to appoint a successor as Chief Operating Officer, that are forward-looking in nature.  The Company’s future actions and actual results may differ materially from those described or contemplated in the forward-looking statements.  The Company’s actual results are subject to risks and uncertainties, including those found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2017, which information is incorporated herein by reference.

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